UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     September 22, 2009

VOIS INC.
(Exact name of registrant as specified in its charter)

Florida	000-33035	95-4855709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Yamato Road, Suite 201, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 998-3882

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On June 22, 2009 a complaint was served against VOIS Inc. and Mr. Gary Schultheis, an executive officer and member of our Board of Directors, alleging breach of contract seeking compensatory damages in the sum of $15,711.50.  The complaint, styled Publicity Guaranteed Inc., Plaintiff, vs. VOIS Inc., and Gary Schultheis Defendants, Case No. 09034523-25, in the Circuit Court for the 17th Circuit Court in and for Broward County, Florida, alleges that in November 2007, the defendants entered into a contract with the plaintiff to provide media services and did not faithfully perform the contract as identified. We have  filed an answer with defenses denying the allegations.

As previously reported, on April 30, 2008 we filed a three-count Complaint in Palm Beach Circuit Court against Edward Spindel and Michael Spindel.  We brought claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment.  We sought damages in excess of $968,000.  On June 18, 2008, the defendants removed the lawsuit from Palm Beach Circuit Court (State) to the United States District Court for the Southern District of Florida (Federal).  Thereafter, the defendants sought to have the case transferred to the United States District Court in New York.  On October 27, 2008, the judge denied the defendant’s Motion to Transfer.  On October 28, 2008 the defendants filed their Answer and Defenses to the Complaint.  The defendants did not file a counterclaim at that time.  On November 12, 2008, the Court entered a Scheduling Order and a Notice of Trial for December 2009.  On December 4, 2008, the Court selected a mediator.  In February 2009, the defendants changed law firms and sought leave from the Court to file a counterclaim.  At that time, the defendants also served discovery in the form of interrogatories, request for production and request for admission.  The defendant’s Counterclaim was filed on February 17, 2009 and we filed our Answer on March 13, 2009.  Over the course of the next several months we responded to the discovery requests.  Based upon a discovery dispute, the defendants moved to compel and said Motion was granted by Order dated July 7, 2009.  On August 5, 2009, the Court ordered the parties to attend a settlement conference with a magistrate judge to be held on September 2, 2009.  The parties appeared before the magistrate but did not reach a resolution.  Shortly thereafter, the parties attended mediation on September 16, 2009, which resulted in an impasse although the parties are continuing to discuss a possible settlement.

The outstanding notes due to Messrs. Edward Spindel and Michael Spindel in the aggregate amount of $145,000, which are unsecured and were issued at the time they were members of our Board of Directors, remain past due.  Messrs. Edward Spindel and Michael Spindel elected not to participate with the holders of other promissory notes, including our executive officers, in the exchange of those notes for equity which occurred during January 2008.  At June 30, 2009 our liabilities as reported in our financial statements filed in our Form 10-Q for the nine months then ended reflects the principal amount of the notes together with $120,515 in accrued interest and penalties. The default penalty contained in the notes provides the note holders with a stock purchase right to acquire, for every 30 day period that we are in default on the loan, 100 shares of our common stock at $0.00375 per share for each dollar of the loan. The fair value of the rights associated with the default penalty amounted are recorded as interest expense in our financial statements for the nine months ended June 30, 2009 appearing in our Form 10-Q.

While this litigation is pending, if one or both of the note holders should obtain a judgment against us for the amounts owed, absent additional funding of which there is no assurance, we would be required to expend corporate assets which are otherwise necessary for our ongoing operations and the continued implementation of our business plan which could adversely impact our ability to continue as a going concern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOIS, INC.

Date: September 22, 2009	By:	/s/ Gary Schultheis
Gary Schultheis, Chief Executive Officer and President